                      [WYATT, TARRANT & COMBS LETTERHEAD]




Board of Directors
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Gentlemen:

         We have acted as counsel to Union Planters Corporation, a Tennessee corporation ("UPC"), in connection with (i) the proposed merger (the "Merger") of Citizens of Hardeman County Financial Services, Inc., a Tennessee corporation ("Citizens"), with and into Union Planters Community Bancorp, Inc., a Tennessee corporation and a wholly-owned subsidiary of UPC ("Community"), pursuant to the terms of the Agreement and Plan of Reorganization by and among UPC, Community and Citizens dated December 12, 1996 (the "Merger Agreement") and related Plan of Merger between UPC, Community and Citizens (collectively, the "Plan of Reorganization"), and (ii) the filing of the registration statement by UPC on Form S-4 (together with all amendments and exhibits thereto through the date hereof, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering the shares of UPC Common Stock to be issued pursuant to the Plan of Reorganization. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

         In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including without limitation, the Plan of Reorganization and the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the due execution and delivery of all documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or copies, and the authenticity of the originals of such copies.

Board of Directors
Union Planters Corporation
July 17, 1997
Page 2.


         As to factual matters, in rendering this opinion, we have relied solely on and have assumed the present and continuing truth and accuracy of (i) the description of the facts relating to the Merger contained in the Plan of Reorganization and Registration Statement, (ii) the factual representations and warranties contained in the Plan of Reorganization and Registration Statement and related documents and agreements, and (iii) the factual matters addressed by representations from certain executive officers of UPC, Community and Citizens contained in letters to us dated July 17, 1997, copies of which are attached as Exhibit A and Exhibit B to this opinion (the "Representation Letters"). The Representation Letters address various factual matters relevant to the qualification of the Merger as a tax-deferred reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The initial and continuing truth and accuracy of all such factual matters constitutes an integral basis for, and a material condition to, this opinion.

         The scope of this opinion is limited strictly to the matters set forth below and no other opinion may be implied or inferred beyond such matters. Without limiting the foregoing sentence, we express no opinion as to (i) any of the local, state, foreign or other federal tax consequences resulting from the Merger, (ii) the federal income tax consequences to shareholders of Citizens subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset, (iii) the federal income tax consequences affecting shares of Citizens Common Stock acquired upon exercise of stock options, stock purchase plan rights or otherwise as compensation; and (iv) the tax consequences to holders of warrants, options or other rights to acquire shares of Citizens Common Stock.

         Subject to the qualifications, assumptions and conditions provided herein, we are of the opinion that:

         1. The acquisition by Community of substantially all of the assets of Citizens in exchange for shares of UPC Common Stock and the assumption of liabilities of Citizens pursuant to the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         2. Citizens, UPC and Community will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by Citizens as a result of the Merger (except for the inclusion in income of the amount of the bad-debt reserve maintained by Citizens and any other amounts resulting from any required change in accounting methods

Board of Directors
Union Planters Corporation
July 17, 1997
Page 3.


and any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502).

         4. No gain or loss will be recognized by Community or UPC as a result of the Merger (except for the inclusion in income of the amount of the bad-debt reserve maintained by Citizens and any other amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502).

         5. The tax basis of the assets received by Community will be the same as the tax basis of such assets of Citizens immediately prior to the Merger.

         6. The holding period of the assets of Citizens received by Community will in each instance include the period for which such assets were held by Citizens.

         7. No gain or loss will be recognized by the shareholders of Citizens as a result of the exchange of Citizens Common Stock for UPC Common Stock pursuant to the Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the Citizens Common Stock is a capital asset in the hands of the respective Citizens shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the Citizens Common Stock allocable to the fractional share.

         8. The tax basis of UPC Common Stock to be received by the shareholders of Citizens will be the same as the tax basis of the Citizens Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         9. The holding period of the UPC Common Stock to be received by shareholders of Citizens will include the holding period of the Citizens Common Stock surrendered in exchange therefor, provided the Citizens shares were held as a capital asset by the shareholders of Citizens on the date of the exchange.

         10. A shareholder of Citizens who perfects his dissenter's rights and who receives payment of the fair market value of his shares of Citizens Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of
Section 302 of the Code.

Board of Directors
Union Planters Corporation
July 17, 1997
Page 4.


         This opinion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the Internal Revenue Service ("IRS"), all existing and in effect on the date of this opinion and all of which are subject to change at any time, possibly retroactively. Any such change could materially alter the conclusions reached in this opinion. We undertake no obligation to you or any other person to give notice of any such change. As noted above, this opinion is limited strictly to the matters expressly stated herein and no other opinion may be implied or inferred beyond such matters. You should realize that this opinion is not binding on the IRS or the courts.

         This opinion is provided to you solely for purposes of complying with the requirements of Item 21(a) of Form S-4 under the Act and section 8.1(h) of the Merger Agreement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this Firm in the Registration Statement under the caption "Legal Matters." In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Without our prior written consent, this opinion may not otherwise be quoted or referred to in whole or in part in any report or document or furnished to any other person or entity other than your counsel, your accountants or your employees, except in response to a valid subpoena or other lawful process.

                                                     Very truly yours,

                                                     /s/ WYATT, TARRANT & COMBS
                                                     --------------------------
                                                     WYATT, TARRANT & COMBS